Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

Gain Therapeutics, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Gain Therapeutics, Inc. 2022 Equity Incentive Plan (Common Stock, par value $0.0001 per share)	457(c) and 457(h)	75,315	(2)	$4.77	(3)	$359,252.55	0.0001102	$39.59
Equity	Gain Therapeutics, Inc. 2022 Equity Incentive Plan (Common Stock, par value $0.0001 per share)	457(h)	502,018	(4)	$4.84	(5)	$2,429,767.12	0.0001102	$267.76
Equity	Gain Therapeutics, Inc. 2022 Equity Incentive Plan (Common Stock, par value $0.0001 per share)	457(h)	135,669	(6)	$4.77	(3)	$647,141.13	0.0001102	$71.31
Total Offering Amounts							$3,436,160.80		$378.66
Total Fee Offsets									-
Net Fee Due									$378.66

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the Gain Therapeutics, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Gain Therapeutics, Inc.’s (the “Registrant”) outstanding shares of Common Stock.

(2)	Represents 75,315 shares of Common Stock reserved for issuance out of an automatic annual increase, equal to 6% of the total number of shares of Common Stock outstanding on December 31, 2022, to the aggregate number of shares of Common Stock reserved for issuance under the 2022 Plan, as provided pursuant to the 2022 Plan.

(3)	Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $4.77 per share, which is the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on May 24, 2023, rounded up to the nearest cent.

(4)	Represents 502,018 shares of Common Stock underlying outstanding stock option awards pursuant to the 2022 Plan.

(5)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the amount of the registration fee, based upon the weighted average exercise price of the outstanding stock option awards pursuant to the 2022 Plan (rounded up to the nearest cent), which is equal to $4.79 per share.

(6)	Represents 135,669 shares of Common Stock underlying outstanding restricted stock unit awards pursuant to the 2022 Plan.